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November 6, 2000

PRIVATE AND CONFIDENTIAL

Sand Technology Inc.
4141 Sherbrooke St. O.
Suite 410
Westmount, P.Q.
H3Z 1B8

ATTENTION: MR. ARTHUR G. RITCHIE
           CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER


Dear Sirs:

RE:  PROPOSED UNDERWRITING
--------------------------

Sprott Securities Inc. ("Sprott") hereby offers to purchase from Sand Technology Inc. (the "Corporation") 2,000,000 common shares (the "Common Shares") at a price of U.S. $6.00 per Common Share (being the current market price as at the close of trading on November 3, 2000) for an aggregate purchase price of U.S. $12,000,000 according to the terms detailed herein and in the term sheet attached hereto as Schedule "A" (the "Offer"). The Common Shares will be fully marketed and Sprott may invite other underwriters (acceptable to the Corporation) to participate in the purchase and sale of the Common Shares (the "Offering"). The Corporation also hereby grants to Sprott an over-allotment option (the "Over-Allotment Option") to purchase at anytime prior to the Closing (as hereinafter defined) up to an additional 1,000,000 Common Shares having an aggregate purchase of U.S. $6,000,000 at a price of U.S. $6.00 per Common Share. The Offer is subject to the following terms and conditions:

The Offer is open for acceptance until 9:20 a.m. (Toronto time) on November 6, 2000 and, if accepted, unless previously amended or withdrawn, is subject to the other terms and conditions herein;

The Corporation agrees not to deal with any other underwriters in respect of the subject financing, nor will the Corporation seek financing in a form the same as, or similar to, the subject financing, before the end of the term of this agreement;

Closing of the Offering ("Closing") will take place in Toronto on November 22, 2000, or such other date as the Corporation and Sprott agree;



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Sprott shall be paid at Closing a commission equal to 6% of the gross proceeds raised through the Offering. In addition, at the Closing, the Corporation will issue to Sprott compensation warrants (the "Compensation Warrants"), each such Compensation Warrant to be exercisable (subject to any applicable laws or regulatory approval) for a period of 24 months following the Closing for the purchase of a number of common shares of the Corporation ("Common Shares") which is equal to 10% of the total number of Common Shares sold pursuant to the Offering at a price per Common Share equal to the issue price of the Common Shares;

The Corporation undertakes that prior to Closing, it will use its best efforts to have extinguished or amended to Sprott's satisfaction (in the sole discretion of Sprott) its existing equity line of credit (the "Line of Credit") with Sundowner Investments Limited as more particularly described in the Post-Effective Amendment No. 2 to the Form F-2 filed with the U.S. Securities and Exchange Commission by the Corporation on October 13, 2000. In the event that the Corporation is unsuccessful in extinguishing or amending the Line of Credit to Sprott's satisfaction, then the Corporation agrees that it shall not issue and exercise a draw down under the Line of Credit without first obtaining Sprott's written consent thereto.

Sprott shall have the right to conduct adequate due diligence and obtain satisfactory results therefrom prior to Closing, and shall have the right to terminate this Offer if such due diligence identifies a material adverse fact with respect to the Corporation or the securities being offered which exists at the time of making this Offer but which has not been disclosed to the public;

Execution of an underwriting agreement mutually satisfactory to the Corporation and Sprott which shall include, among other things, an indemnity of the Corporation in favour of Sprott, its directors, officers, employees and agents, and our usual forms of "disaster out" and "material change out" clauses substantially in the form of Schedule "B" attached hereto, such clauses to commence upon acceptance of this Offer and to terminate on Closing;

The Corporation agrees to disclose to Sprott the Corporation's officers' and directors' trading history and any exercise or their options in the Corporation for the prior 30 days from the signing of this agreement. In addition, the Corporation agrees that its officers and directors will not sell any shares in the Corporation until after the Closing without the prior consent of Sprott;

The Corporation will grant to Sprott : (i) a right of first refusal (exercisable within five business days of Sprott being provided with written notice thereof) to act as lead agent or lead underwriter, as the case may be, with respect to any brokered private placement or distribution to the public, if any, of any securities of the Corporation (including, without limitation, special warrants); and (ii) a right of first refusal to act as financial advisor or agent with respect to any merger and/or acquisition contemplated by the Corporation, in each case for a period of 12 months following the date of Closing;

The Corporation agrees upon the acceptance of this Offer to immediately issue a press release announcing the terms of this agreement;



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Whether or not the transaction herein contemplated shall be completed, all expenses of or incidental to the sale of the Common Shares plus applicable taxes shall be borne by the Corporation including the fees, disbursements and applicable taxes of legal counsel for Sprott (to a maximum in respect of fees of Cdn. $75,000) and Sprott's reasonable "out of pocket" expenses;

The Corporation's obligations under section 11 hereof shall survive the termination of the agreement hereunder;

This agreement shall be governed by and construed according to the laws of the Province of Ontario and the federal laws of Canada applicable therein. Each of the parties hereto hereby attorns to the jurisdiction of the courts of the Province of Ontario; and

This agreement may be executed in one or more counterparts, and when so executed shall form one agreement.

Should you wish to accept this Offer, please sign and return one copy of this letter to our attention by no later than 9:20 a.m. Toronto time on November 6, 2000.

Yours truly,

SPROTT SECURITIES INC.


Per: /s/ Eric S. Sprott
     ------------------------------------------------------


The foregoing is in accordance with our understanding and is agreed to by us as of November __________, 2000.


SAND TECHNOLOGY INC.


Per: /s/ Arthur G. Ritchie
     ------------------------------------------------------
         Arthur G. Ritchie
         Chairman, President and Chief Executive Officer



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                                  SCHEDULE "A"

                              SAND TECHNOLOGY INC.
                          PRIVATE PLACEMENT TERM SHEET



ISSUE:                     2,000,000 common shares ("Common Shares") in the capital of Sand Technology Inc. (the
                           "Corporation") at a price of U.S. $6.00 per Common Share (being the current market price as at the close of trading on November 3, 2000). The Corporation also grants to
                           Sprott Securities Inc. ("Sprott") an over-allotment option (the "Over-Allotment
                           Option") to purchase at anytime prior to the Closing (as hereinafter defined) up to an additional 1,000,000 Common Shares at a price of U.S. $6.00 per Common Share.

TOTAL                      U.S.$12,000,000 (the "Offering") and up to an additional U.S.$6,000,000 upon the
OFFERING:                  exercise of the Over-Allotment Option.

MINIMUM                    That number of Common Shares whose aggregate Issue Price is not less than Cdn. $150,000
SUBSCRIPTION:              (that number of Common Shares whose aggregate Issue Price is not less than Cdn. $97,000 in Alberta, British Columbia, Manitoba, New Brunswick or Prince Edward Island and that number of Common Shares whose aggregate Issue Price is not less than Cdn. $100,000 in
                           Newfoundland) unless the purchaser is otherwise exempt.

PRICE:                     U.S. $6.00 per Common Share, being the current market price as at the close of trading on November 3, 2000 (the "Issue Price").

COMMISSION:                U.S. $0.36 per Common Share (the "Commission") which will be payable by the Corporation to Sprott Securities Inc. ("Sprott") on the Closing Date. Sprott will also be entitled to receive on the Closing Date a number of compensation warrants equal to 10% of the number of Common Shares sold. Each compensation warrant will entitle the holder thereof to purchase one Common Share at the Issue Price per share for a period of 24 months from the Closing Date.

CLOSING:                   November 22, 2000 or such later date as the Corporation and Sprott may agree upon (the
                           "Closing Date").

ESCROW                     An amount (the "Escrowed Funds") equal to 66 2/3% of the aggregate Issue Price will be
TERMS:                     held by an escrow agent (the "Escrow Agent") pursuant to an escrow agreement and such funds will be invested by the Escrow Agent on behalf of the Corporation and the purchasers of Common Shares with interest to follow principal.



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

                           The Escrowed Funds shall be released to the Corporation upon the later to occur of (i) the acceptance by the Securities Exchange Commission for filing an
                           F3 registration statement registering the Common Shares issued and (ii) the common shares of the Corporation (including the Common Shares issued being quoted on the NASDAQ. The satisfaction of each of the conditions referred to in items (i) and (ii) above being hereinafter referred to as the "Release
                           Condition".

FILING OF                  The Corporation will use its best efforts to satisfy the Release Condition as soon as
REGISTRATION               possible but in any event on or prior to the date which is 90 days following the
STATEMENT:                 Closing Date.

                           In the event that the Release Condition has not been satisfied prior to
                           5:00 p.m. (Toronto time) on the first business day which is at least 90 days following the Closing Date (the "Condition Deadline") each holder of Common
                           Shares will be entitled to elect either (a) that the Corporation purchase for cancellation all of such holder's Common Shares for the amount of the Issue
                           Price thereof plus any interest earned on such amount and payable from the
                           Escrowed Funds or (b) to retain such Common Shares provided that, in the absence of such election being made by the holder prior to 5:00 p.m. (Toronto time) on the fifth business day following the Condition Deadline, the holder shall be deemed to have elected to have all of the Common Shares held by such holder purchased for cancellation in the manner set forth above.

                           If required, the Corporation acknowledges and agrees that it shall pay the difference between the gross proceeds of the Offering and the balance of the
                           Escrowed Funds (including all interest accrued thereon) to the Escrow Agent to ensure that all Common Shares surrendered or deemed to be surrendered for repurchase may be repurchased.

RESTRICTION ON             The Corporation will not, directly or indirectly, without
SHARE ISSUANCES:           the prior written consent of Sprott, which consent shall not be unreasonably withheld, issue, offer, sell, grant any option to purchase or otherwise dispose of (or announce any issue, offer, sale, grant of any option to purchase or other disposition of) any Common Shares or any securities convertible into, or exchangeable or exercisable for, Common Shares until the date which is 90 days following the Expiry Date, nor shall the Corporation publicly announce until such date an intention to do so, except for (i) the issuance of Common Shares in connection with the exercise of any currently outstanding stock options, (ii) the issuance of stock options pursuant to the
                           Corporation's stock option plan, or (iii) the issuance of Common Shares in connection with an arm's length acquisition.



EQUITY LINE OF             The Corporation undertakes that prior to Closing, it will use its best efforts to


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

CREDIT:                    have extinguished or amended to Sprott's satisfaction (in the sole discretion of Sprott) its existing equity line of credit (the "Line of Credit") with Sundowner Investments
                           Limited as more particularly described in the Post-Effective Amendment No. 2 to the
                           Form F-2 filed with the U.S. Securities and Exchange Commission by the Corporation on
                           October 13, 2000. In the event that the Corporation is unsuccessful in extinguishing or amending the Line of Credit to Sprott's satisfaction, then the Corporation agrees that it shall not issue and exercise a draw down under the Line of Credit without first obtaining Sprott's written consent thereto.

RIGHT OF FIRST REFUSAL:    The Corporation will grant to Sprott : (i) a right of first refusal (exercisable within five business days of Sprott being provided with written notice thereof) to act as lead agent or lead underwriter, as the case may be, with respect to any brokered private placement or distribution to the public, if any, of any securities of the Corporation
                           (including, without limitation, special warrants; and (ii) a right of first refusal to act as financial advisor or agent with respect to any merger and/or acquisition contemplated by the Corporation, in each case for a period of 12 months following the date of Closing.

TSE LISTING:               The Corporation shall use its best efforts to have its common shares listed and posted on The Toronto Stock Exchange.


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                                  SCHEDULE "B"

                              SAND TECHNOLOGY INC.


TERMINATION RIGHTS

Sprott may terminate its obligations on or before Closing in the following circumstances:

         If at any time prior to the Closing:

         (1) there shall have occurred any adverse material change or material fact in relation to Sand Technology Inc. ("Sand"), or a development in relation to Sand that could result in an adverse material change in relation to Sand, or any other development; or

         (a) there shall have occurred any change in the applicable securities laws of any province of Canada, or any state of the United States or any inquiry, investigation or other proceeding is made or any order issued under or pursuant to any statute of Canada or any province thereof or any statute of the United States or any state thereof or any stock exchange in relation to Sand or any of its securities (except for any inquiry, investigation or other proceeding or order based upon activities of Sprott and not upon activities of
                  Sand);

which, in the opinion of Sprott prevents or restricts trading in or the distribution of the Common Shares or adversely affects or might reasonably be excepted to adversely affect the investment quality or which may prevent the profitable marketing of the Common Shares; or

         (b) if there should develop, occur or come into effect or existence any event, action, state, condition or major financial occurrence of national or international consequence or any law or regulation which, in the opinion of Sprott, seriously adversely affects or involves, or will seriously adversely affect or involve, the financial markets or the business, operations or affairs of Sand and its subsidiaries, taken as a whole; or

         (c) a cease trading order is made by any Securities Commission or other competent authority by reason of the fault of Sand or its respective directors, officers and agents and such case trading order is not rescinded within 48 hours;

Sprott shall be entitled, to terminate and cancel its obligations to Sand by written notice to that effect given to Sand prior to the Closing.